UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Behringer Harvard Multifamily REIT I, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BEHRINGER HARVARD MULTIFAMILY REIT I, INC.

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

To be held September 22, 2011

TIME AND DATE:	12:00 p.m. local time on September 22, 2011

PLACE:	Executive Offices of the Company 15601 Dallas Parkway, Suite 600 Addison, Texas 75001 Directions to the meeting can be obtained by calling 866.655.3600.

ITEMS OF BUSINESS:	(1) To elect six individuals to serve on the board of directors until the next annual meeting of stockholders and until their respective successors are duly elected and qualified.

(2) To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

RECORD DATE:	You may vote if you were a stockholder of record as of the record date, the close of business on June 27, 2011.

ANNUAL REPORT:

Our 2010 Annual Report, which is not a part of the proxy soliciting material, has been mailed to each of our stockholders of record as of the close of business on April 8, 2011. Stockholders eligible to vote at the Annual Meeting that were not stockholders of record as of the close of business on April 8, 2011 will receive a copy of our 2010 Annual Report enclosed with this Proxy Statement.

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:	The proxy statement, including a form of proxy, and annual report to stockholders are available online at www.behringerharvard.com/proxy.

PROXY VOTING:

Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read this Proxy Statement and submit your proxy as soon as possible. You may submit your proxy for the Annual Meeting by completing, signing, dating and returning the enclosed proxy card in the pre-addressed, postage-paid envelope provided or by using the telephone or the Internet. For specific instructions on how to vote your shares, please refer to the instructions on the proxy card.

By Order of the Board of Directors,

Daniel J. Rosenberg
Secretary

July 20, 2011
Dallas, Texas

BEHRINGER HARVARD MULTIFAMILY REIT I, INC.

15601 Dallas Parkway, Suite 600

Addison, Texas  75001

PROXY STATEMENT

2011 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD SEPTEMBER 22, 2011

We are providing these proxy materials in connection with the solicitation by the board of directors of Behringer Harvard Multifamily REIT I, Inc. (“Behringer Harvard Multifamily REIT I,” the “Company,” “we,” “our” or “us”), a Maryland corporation, of proxies for use at the 2011 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on September 22, 2011, at 12:00 p.m. local time at the offices of the Company, 15601 Dallas Parkway, Suite 600, Addison, Texas 75001 and at any adjournments or postponements thereof for the purposes set forth in the accompanying Notice of 2011 Annual Meeting.

This proxy statement (the “Proxy Statement”), which includes the Notice of the 2011 Annual Meeting, and the accompanying form of proxy and voting instructions are first being mailed or given to stockholders on or about July 20, 2011.

Annual Report

On April 29, 2011, our Annual Report for the year ended December 31, 2010 (which includes a copy of our Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the Securities and Exchange Commission (the “SEC”)) was mailed to each of our stockholders of record as of the close of business on April 8, 2011.   Stockholders eligible to vote at the Annual Meeting that were not stockholders of record as of the close of business on April 8, 2011 will receive a copy of our Annual Report enclosed with this Proxy Statement.

Our Annual Report on Form 10-K, as filed with the SEC, may be accessed online through the website maintained for us at www.behringerharvard.com or through the SEC’s website at www.sec.gov.  In addition, you may request a copy of our Annual Report on Form 10-K by writing or telephoning us at the following address:  15601 Dallas Parkway, Suite 600, Addison, Texas 75001, telephone 866.655.3600.

Stockholders Entitled to Vote

Holders of our common stock at the close of business on June 27, 2011 (the “Record Date”) are entitled to receive the accompanying notice and to vote their shares at the Annual Meeting.  As of the Record Date, there were 135,994,736 shares of our common stock outstanding.  Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting.

HOW TO VOTE IF YOU ARE A STOCKHOLDER OF RECORD

Your vote is important.  You can save us the expense of a second mailing by voting promptly.

To vote by proxy, simply mark your proxy card, date and sign it, and return it in the pre-addressed, postage-paid envelope provided.  Voting by proxy will not limit your right to vote at the Annual Meeting if you decide to attend in person.  If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting.

All proxies that have been properly authorized and not revoked will be voted at the Annual Meeting.  If you submit a proxy but do not indicate any voting instructions, the shares represented by that proxy will be voted FOR the election of each of the six nominees named herein.  With respect to any other business that may properly come before the stockholders for a vote at the Annual Meeting, your shares will be voted in the discretion of the holders of the proxy.

Required Vote

Each share of common stock outstanding on the Record Date is entitled to one vote on all matters coming before the Annual Meeting.  If a share is represented for any purpose at the Annual Meeting, it is deemed to be present for quorum purposes and for all other matters as well.  The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum.  A stockholder may withhold his or her vote in the election of directors or abstain with respect to each other item submitted for stockholder approval.  Withheld votes, abstentions and broker non-votes (discussed below) will be counted as present and entitled to vote for purposes of determining the existence of a quorum but will not be counted as votes cast.

A broker “non-vote” occurs when a broker holding stock on behalf of a beneficial owner submits a proxy but does not vote on a non-routine proposal because the broker does not have discretionary power with respect to that item and has not received instructions from the beneficial owner. On July 1, 2009, the SEC eliminated the ability of brokers to exercise discretionary voting in uncontested director elections at stockholder meetings that are held on or after January 1, 2010. The change prohibits brokers from giving a proxy to vote with respect to an election of directors without receiving voting instructions from a beneficial owner. Beneficial owners of shares held in broker accounts are advised that, if they do not timely provide instructions to their broker, their shares will not be voted in connection with the election of directors at the Annual Meeting.

A majority of the votes represented in person or by proxy at the Annual Meeting is required for the election of each director, provided a quorum is present.  Withheld votes and broker non-votes will have the effect of a vote against each nominee for director.

Proxy Voting By Telephone or Internet

Stockholders of record who live in the United States may authorize proxies by following the “Vote by Phone” instructions on their proxy cards. Stockholders of record with Internet access may also submit proxies by following the “Vote by Internet” instructions on their proxy cards.  The telephone and Internet voting procedures are designed to authenticate the stockholder’s identity and to allow stockholders to authorize a proxy and confirm that their instructions have been properly recorded.

Please refer to the enclosed proxy card for instructions.  If you choose not to authorize a proxy by telephone or Internet, please complete, sign and return the paper proxy card in the pre-addressed, postage-paid envelope provided with this Proxy Statement.

Voting on Other Matters

Our board of directors does not presently intend to bring any business before the Annual Meeting other than the proposal to elect directors discussed in this Proxy Statement and specified in the Notice of the 2011 Annual Meeting.  If other matters are properly presented at the Annual Meeting for consideration and if you properly submit your vote by proxy, the persons named in the proxy will have the discretion to vote on those matters for you.  As of the date of this Proxy Statement, we are not aware of any other matters to be raised at the Annual Meeting.

Revocation of Proxies

You can revoke your proxy at any time before it is voted by:

•                  providing written notice of such revocation to the Secretary of the Company;

•                  signing and submitting a new proxy card with a later date;

•                  authorizing a new proxy by telephone or Internet (your latest telephone or Internet proxy will be counted); or

•                  attending and voting your shares in person at the Annual Meeting.  Attending the Annual Meeting will not revoke your proxy unless you specifically request.

Proxy Solicitation

We will bear the entire cost of this solicitation of proxies, including the preparation, assembly, printing, and mailing of this Proxy Statement, the proxy card and any additional solicitation material that we may provide to stockholders.  We have engaged employees of Harvard Property Trust, LLC (“Harvard Property Trust”), an affiliate of our sponsor and advisor, Behringer Harvard Multifamily Advisors I, LLC (our “Advisor”), to assist with the solicitation of proxies in conjunction with the Annual Meeting for an aggregate fee of up to $32,000, plus reasonable out-of-pocket expenses.  Furthermore, we may reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to the owners of our common stock.  Apart from the arrangements with our Advisor described above, our officers and employees of our Advisor or its affiliates may also solicit proxies, but they will not be paid additional compensation for these services.

Interest of Certain Persons in Matters to Be Acted On

No director, executive officer, nominee for election as a director, associate of any director, executive officer or nominee or any other person has any substantial interest, direct or indirect, through security holdings or otherwise, in any matter to be acted upon at the Annual Meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

The board of directors currently consists of six members, four of whom (Sami S. Abbasi, Roger D. Bowler, Jonathan L. Kempner and E. Alan Patton) have been determined by the board of directors to be “independent” as that term is defined in our charter.  The board of directors has proposed the following nominees for election as directors, each to serve for a term ending at the 2012 Annual Meeting of Stockholders: Robert M. Behringer, Robert S. Aisner, Sami S. Abbasi, Roger D. Bowler, Jonathan L. Kempner and E. Alan Patton.  Each nominee currently serves as a director and, if reelected as a director, will continue in office until his successor has been elected and qualified, or until his earlier death, removal, resignation or retirement.  The persons named in the enclosed proxy card intend to vote the proxy for the election of each of the six nominees, unless you indicate on the proxy card that your vote should be withheld from any or all of the nominees.

We expect each nominee for election as a director to be able to serve if elected.  If any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless the board chooses to reduce the number of directors serving on the board.

The principal occupations and certain other information about the nominees are set forth below.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” ALL NOMINEES
TO BE ELECTED AS DIRECTORS.

Robert M. Behringer, 63, is our Chairman of the Board and a director. Mr. Behringer is also the founder, sole manager and Chief Executive Officer of Behringer Harvard Holdings, LLC (“Behringer Harvard Holdings”), the indirect parent company of our Advisor. Mr. Behringer also serves as Chairman of the Board and a director of Behringer Harvard REIT I, Inc. (“Behringer Harvard REIT I”), Behringer Harvard Multifamily REIT II, Inc. (“Behringer Harvard Multifamily REIT II”) (as of the date of this proxy statement, its initial registration statement had been filed, but not yet declared effective), Behringer Harvard Opportunity REIT I, Inc. (“Behringer Harvard Opportunity REIT I”) and Behringer Harvard Opportunity REIT II, Inc. (“Behringer Harvard Opportunity REIT II”), all publicly registered real estate investment trusts. In addition to overseeing various real estate transactions, as an officer and director of Behringer Harvard sponsored programs and their advisors, Mr. Behringer has overseen the acquisition, structuring and management of various types of real estate-related loans, including mortgages and mezzanine loans. Since 2002, Mr. Behringer has been a general partner of Behringer Harvard Short-Term Opportunity Fund I LP (“Behringer Harvard Short-Term Opportunity Fund I”) and Behringer Harvard Mid-Term Value Enhancement Fund I LP (“Behringer Harvard Mid-Term Value Enhancement Fund I”), each a publicly registered real estate limited partnership. Mr. Behringer also controls the general partners of Behringer Harvard Strategic Opportunity Fund I LP (“Behringer Harvard Strategic Opportunity Fund I”) and Behringer Harvard Strategic Opportunity Fund II LP (“Behringer Harvard Strategic Opportunity Fund II”), private real estate limited partnerships. Since 2001, Mr. Behringer also has been the Chief Executive Officer of the other companies affiliated with Behringer Harvard Holdings.

From 1995 until 2001, Mr. Behringer was Chief Executive Officer of Harvard Property Trust, Inc., a privately held REIT formed by Mr. Behringer that has been liquidated and that had an asset value of approximately $174 million before its liquidation. Before forming Harvard Property Trust, Inc., Mr. Behringer invested in commercial real estate as Behringer Partners, a sole proprietorship formed in 1989 that invested in single asset limited partnerships. From 1985 until 1993, Mr. Behringer was Vice President and Investment Officer of Equitable Real Estate Investment Management, Inc. (now known as Lend Lease Real Estate Investments, Inc.), one of the largest pension funds advisors and owners of real estate in the United States. While at Equitable, Mr. Behringer was responsible for its General Account Real Estate Assets located in the south-central United States, which included working on mortgage loan “workouts” and restructurings. The portfolio included institutional-quality office, industrial, retail, apartment and hotel properties exceeding 17 million square feet with a value of approximately $2.8 billion. Mr. Behringer’s experience at Equitable required him to negotiate unique terms (such as loan length, interest rates, principal payments, loan covenants (i.e., debt to equity ratios), collateral, guaranties and general credit enhancements) for each restructured loan, specifically tailored to the debtor’s particular facts and circumstances and market conditions. Although Mr. Behringer was a significant participant in acquisitions, management, leasing, redevelopment and dispositions, his primary responsibility was to increase net operating income and the overall value of the portfolio.

Mr. Behringer has over 25 years of experience in real estate investment, management, and finance activities, including, prior to the founding of the Behringer Harvard organization, approximately 140 properties with over 24 million square feet of office, retail, industrial, apartment, hotel and recreational space.  Since the founding of the Behringer Harvard organization and through December 31, 2010, Mr. Behringer’s experience includes over 170 properties, with over 40 million

square feet of office, retail, industrial, apartment, hotel and recreational properties.   Mr. Behringer is a Certified Property Manager, Real Property Administrator and Certified Hotel Administrator, holds FINRA Series 7, 24 and 63 registrations and is a member of the Institute of Real Estate Management, the Building Owners and Managers Association, the Urban Land Institute and the Real Estate Council. Mr. Behringer was also a licensed certified public accountant for over 20 years. Mr. Behringer received a Bachelor of Science degree from the University of Minnesota.

Our board of directors has concluded that Mr. Behringer is qualified to serve as Chairman of the Board and one of our directors for reasons including his over 25 years of experience in real estate investing and having sponsored numerous public and private real estate programs. With this background, we believe Mr. Behringer has the depth and breadth of experience to implement our business strategy. Further, as Chairman of the Board and a director of Behringer Harvard REIT I, Behringer Harvard Opportunity REIT I and Behringer Harvard Opportunity REIT II, he has an understanding of the requirements of serving on a public company board and the leadership experience necessary to serve as the Chairman of the Board of our company.

Robert S. Aisner, 64, is our Chief Executive Officer and also serves as one of our directors. In addition, Mr. Aisner serves as President, Chief Executive Officer and a director of Behringer Harvard REIT I, Behringer Harvard Opportunity REIT I and Behringer Harvard Opportunity REIT II and Chief Executive Officer of Behringer Harvard Multifamily REIT II. Mr. Aisner is also Chief Executive Officer of our Advisor. Mr. Aisner has over 30 years of commercial real estate experience. In addition to Mr. Aisner’s commercial real estate experience, as an officer and director of Behringer Harvard sponsored programs and their advisors, Mr. Aisner has overseen the acquisition, structuring and management of various types of real estate-related loans, including mortgages and mezzanine loans. From 1996 until joining Behringer Harvard in 2003, Mr. Aisner served as: (1) Executive Vice President of AMLI Residential Properties Trust, formerly a New York Stock Exchange-listed REIT focused on the development, acquisition and management of upscale apartment communities and served as advisor and asset manager for institutional investors with respect to their multifamily real estate investment activities; (2) President of AMLI Management Company, which oversaw all of AMLI’s apartment operations in 80 communities; (3) President of the AMLI Corporate Homes division that managed AMLI’s corporate housing properties; (4) Vice President of AMLI Residential Construction, a division of AMLI that performed real estate construction services; and (5) Vice President of AMLI Institutional Advisors, the AMLI division that served as institutional advisor and asset manager for institutional investors with respect to their multifamily real estate activities. Mr. Aisner also served on AMLI’s Executive Committee and Investment Committee. During Mr. Aisner’s tenure, AMLI was actively engaged in real estate debt activities, some of which were similar to our current loan structures. In February 2006, AMLI merged into an indirect subsidiary of Morgan Stanley Real Estate’s Prime Property Fund, and the consideration paid for AMLI represented a 20.7% premium over the closing price of its common shares on the last full trading day prior to the public announcement of the merger. From 1994 until 1996, Mr. Aisner owned and operated Regents Management, Inc., which had both a multifamily development and construction group and a general commercial property management group. From 1984 to 1994, Mr. Aisner served as Vice President of HRW Resources, Inc., a real estate development and management company. Mr. Aisner received a Bachelor of Arts degree from Colby College and a Masters of Business Administration degree from the University of New Hampshire.

Our board of directors has concluded that Mr. Aisner is qualified to serve as one of our directors for reasons including his over 30 years of commercial real estate experience. This experience allows him to offer valuable insight and advice with respect to our investments and investment strategies. In addition, as the Chief Executive Officer of our Advisor and with prior experience as an executive officer of a New York Stock Exchange-listed REIT, Mr. Aisner is able to direct to the board of directors to the critical issues facing our company. Further, as a director of Behringer Harvard REIT I, Behringer Harvard Opportunity REIT I, and Behringer Harvard Opportunity REIT II, he has an understanding of the requirements of serving on a public company board.

Sami S. Abbasi, 46, has served as one of our independent directors since November 2006. Mr. Abbasi has served as Chairman and Chief Executive Officer of National Surgical Care, Inc., which owns, develops, and operates surgical facilities in partnership with physicians and healthcare systems, since January 2007.  From November 2004 to November 2006, Mr. Abbasi served as President and Chief Executive Officer of Radiologix, Inc., a provider of diagnostic imaging services, which was acquired by RadNet, Inc., formerly known as Primedex Health Systems, Inc., in November 2006. From February 2005 until November 2006, Mr. Abbasi served as a director of Radiologix. Mr. Abbasi served as Executive Vice President and Chief Operating Officer of Radiologix from October 2003 until November 2004 and as Executive Vice President and Chief Financial Officer of Radiologix from December 2000 until March 2004. Radiologix was a leading national provider of diagnostic imaging services and was listed on the American Stock Exchange until its November 2006 acquisition by Primedex. From January 2000 through June 2000, Mr. Abbasi served as Chief Financial Officer and Chief Operating Officer of Adminiquest, Inc., a private company that provided web-enabled and full-service outsourcing solutions to the insurance and benefits industry. From August 1996 through December 1999, Mr. Abbasi was Senior Vice President and Chief Financial

Officer of Radiologix. From January 1995 through July 1996, Mr. Abbasi served as Vice President in the Healthcare Group of Robertson, Stephens and Company, where he was responsible for investment banking business development and executing a broad range of corporate finance transactions and mergers and acquisitions. From June 1988 through January 1995, Mr. Abbasi held various positions at Citicorp Securities, including Vice President and Senior Industry Analyst in the Healthcare Group. Mr. Abbasi serves on the board of directors and the audit committee for American CareSource Holdings, Inc. Mr. Abbasi received his Masters of Business Administration from the University of Rochester and his Bachelor of Arts, magna cum laude, in Economics from the University of Pennsylvania.

Our board of directors has concluded that Mr. Abbasi is qualified to serve as one of our directors and the chairman of our audit committee for reasons including his significant executive, corporate finance and accounting experience that compliments that of our other board members. In particular, Mr. Abbasi has over 10 years of experience as a director and/or executive officer of private and public companies, with a broad range of responsibilities including those relating to financial statements and coordinating with external auditors. Mr. Abbasi also has many years of experience in commercial and investment banking, which background enables Mr. Abbasi to provide valuable insight to our board.

Roger D. Bowler, 66, has served as one of our independent directors since November 2006. Mr. Bowler served in various capacities at Embrey Partners, Ltd. (“Embrey”), a San Antonio, Texas based multifamily development and management company, from 1981 through 2006. From 1991 through 2006, Mr. Bowler served as Executive Vice President for Embrey and was responsible for corporate operations, as well as project feasibility, financing, and sales. Prior to his employment at Embrey, Mr. Bowler established and managed a corporate planning group for a Midwest bank holding company. Mr. Bowler also served as the Senior Financial Officer for a Houston retail and office developer. Mr. Bowler earned a Bachelor’s degree in Accounting and a Masters of Business Administration in finance from Michigan State University. From 1984 through 2006, Mr. Bowler served on the Advisory Board of Directors for the JP Morgan Chase Bank of San Antonio. Mr. Bowler currently serves on the Board of Directors for the Marathon Title Insurance Company and American Village Communities, Inc. of Fairfax, Virginia.

Our board of directors has concluded that Mr. Bowler is qualified to serve as one of our directors and the chairman of our nominating committee for reasons including his significant experience relating to real estate investments and multifamily investments, in particular. For 25 years, Mr. Bowler served in various capacities at an apartment development and management company, including 15 years as an executive officer. Mr. Bowler also has experience as a director and is actively engaged in the professional community, industry trends and issues in the multifamily space.

Jonathan L. Kempner, 60, has served as one of our independent directors since November 2008. In October 2009, Mr. Kempner became the President of Tiger 21, LLC, a peer-to-peer learning group for high-net-worth investors. Prior to this, Mr. Kempner was President and Chief Executive Officer of the Mortgage Bankers Association (“MBA”) from April 2001 to December 2008. MBA is the national association representing the real estate finance industry with over 2,400 member companies, including mortgage companies, mortgage brokers, commercial banks, thrifts life insurance companies and others in the mortgage lending field. In addition, Mr. Kempner served on MBA’s Board of Directors (ex officio) and on the board of its business development affiliate, Lender Technologies Corp.

Prior to assuming his role at the MBA, for 14 years, Mr. Kempner was President of the National Multi Housing Council, a leading trade association representing apartment owners, managers, developers, lenders and service providers. Previously from 1983 to 1987, Mr. Kempner was Vice President and General Counsel of Oxford Development Corp., a privately owned real estate services firm in Maryland, with a focus on commercial real estate development, asset and property management, brokerage and investment advisory services. From 1982 to 1983, Mr. Kempner served as Assistant Director and General Counsel of the Pennsylvania Avenue Development Corp., a federally owned real estate firm. From 1981 to 1982, Mr. Kempner also served as Assistant General Counsel to the Charles E. Smith Companies, a significant owner and developer of apartment complexes.

Mr. Kempner practiced law with Fried Frank, a leading international commercial law firm, from 1977 to 1980 immediately following a clerkship for U.S. District Judge David W. Williams of the Central District of California. Mr. Kempner also served as a Special Consultant to the U.S. Department of the Treasury Office of Capital Markets and as a Staff Assistant to the Subcommittee on Representation of Citizen Interests of the U.S. Senate Committee on the Judiciary and in the office of Sen. Abraham Ribicoff.

Mr. Kempner holds a bachelor’s degree from the University of Michigan (high honors and high distinction, Phi Beta Kappa) and a law degree from Stanford University Law School, where he served on the Stanford Law Review. Mr. Kempner serves on the editorial boards of numerous real estate publications and is on the board of directors of a nonprofit organization: the Ciesla Foundation.

Our board of directors has concluded that Mr. Kempner is qualified to serve as one of our directors for reasons including his 21 years of combined experience heading the Mortgage Bankers Association and the National Multi Housing Council and his prior experience as a director. With this background, Mr. Kempner brings to our board substantial insight and experience with respect to the multifamily real estate and mortgage industries. In addition, Mr. Kempner has substantial experience acting as an attorney and general counsel, which brings a unique perspective to our board. Mr. Kempner also remains active in the professional and charitable communities.

E. Alan Patton, 49, has served as one of our independent directors since November 2006. Since January 2011, Mr. Patton has been a Senior Vice President of Hines Interests Limited Partnership, an international real estate firm, where his main focus is to expand the firm’s multifamily development activity throughout the United States with involvement in site sourcing, product design, development and capital raising and financing.  From 1998 to January 2011, Mr. Patton served as President of The Morgan Group, Inc., a multifamily development and management company, and was responsible for its day-to-day operations. From 1990 to 1998, Mr. Patton was the Managing Director of the Chase Bank of Texas Realty Advisory Group (formerly known as Texas Commerce Realty Advisors). During his eight-year tenure at Chase Bank, Mr. Patton developed and managed Chase’s Real Estate Mezzanine Financing product, worked in the Real Estate Workout/Restructuring Group and the Commercial Real Estate Lending Group.

Mr. Patton previously served as a Project Manager with a Houston-based commercial general contractor, Miner-Dederick Companies, Inc., where he managed office and medical building construction projects nationwide for eight years. Mr. Patton attended Harding University and the University of Houston, from which he received his Bachelor in Science—Finance degree and his Masters of Business Administration. Mr. Patton is on the Board of Directors of the National Multi Housing Council and a council member of the Urban Land Institute.

Our board of directors has concluded that Mr. Patton is qualified to serve as one of our directors and the chairman of our compensation committee for reasons including his significant real estate and real estate finance experience. He provides valuable knowledge and insight with respect to multifamily investment and management issues. In addition, his expertise in the real estate finance markets complements that of our other board members. Mr. Patton is also active in the professional community.

Independence

As required by our charter, a majority of the members of our board of directors must qualify as “independent” as affirmatively determined by the board.  Our charter defines an “independent director” as a director who is not on the date of determination, and within the last two years from the date of determination has not been, directly or indirectly associated with our sponsor, the Company, our Advisor or any of their affiliates by virtue of (1) ownership of an interest in our sponsor, our Advisor or any of their affiliates, other than the Company, (2) employment by the Company, our sponsor, our Advisor or any of their affiliates, (3) service as an officer or director of our sponsor, our Advisor or any of their affiliates, other than as a director of the Company, (4) performance of services, other than as a director of the Company, (5) service as a director or trustee of more than three real estate investment trusts, or “REITs,” organized by our sponsor or advised by our Advisor, or (6) maintenance of a material business or professional relationship with our sponsor, our Advisor or any of their affiliates.  A business or professional relationship is considered “material” under our charter if the aggregate annual gross revenue derived by the director from our sponsor, our Advisor and their affiliates exceeds 5% of either the director’s annual gross income during either of the last two years or the director’s net worth on a fair market value basis. An indirect association with our sponsor or our Advisor shall include circumstances in which a director’s spouse, parent, child, sibling, mother- or father-in-law, son- or daughter-in-law or brother- or sister-in-law is or has been associated with the sponsor, the Advisor, any of their affiliates or the Company.

Although our shares are not listed for trading on any national securities exchange and therefore our board of directors is not subject to the independence requirements of the NYSE or any other national securities exchange, our board has evaluated whether our directors are “independent” as defined by the NYSE.  The NYSE standards provide that to qualify as an independent director, in addition to satisfying certain bright-line criteria, the board of directors must affirmatively determine that a director has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us).

Consistent with these considerations, our board has reviewed all relevant transactions or relationships between each director, or any of his family members, and the Company, our senior management and our independent registered public accounting firm.  Following this review, the board determined that the majority of the members of our board and each member of our Audit Committee, Compensation Committee and Nominating Committee, is “independent” as defined by our charter and the NYSE.

Board Leadership Structure and Risk Oversight

Since December 2007, we have operated under a board leadership structure with separate roles for our Chairman of the Board and our Chief Executive Officer.  Mr. Behringer, as our Chairman of the Board, is responsible for presiding over the meetings of the board of directors and the annual meetings of stockholders, and Mr. Aisner, as our Chief Executive Officer, is responsible for the general management of the business, financial affairs and day-to-day operations of the Company.  As our directors continue to have more oversight responsibility, we believe it is beneficial to have a Chairman whose focus is to lead the board and facilitate communication among directors and management.  Accordingly, we believe this structure is the best governance model for the Company and our stockholders.

The Company does not have a lead independent director. Because our board of directors is small in size and each board member is kept apprised of our business and developments impacting our business, we have not designated a single lead independent director.  A majority of our board is comprised of independent directors.  The agenda for each meeting is set by the Chairman in consultation with the other directors and management.  Each director has complete and open access to our Advisor, property manager and their respective affiliates.   Moreover, our Audit Committee, Compensation Committee and Nominating Committee are all comprised entirely of independent directors.

The board of directors oversees risk through (1) its review and discussion of regular periodic reports to the board of directors and its Committees, including management reports and studies on existing market conditions, leasing activity and property operating data, as well as actual and projected financial results, and various other matters relating to our business, (2) the required approval by the board of directors of all transactions, including, among others, acquisitions and dispositions of properties, financings and the engagement of our Advisor and property manager, (3) the oversight of our business by the Compensation, Audit and Nominating Committees and (4) regular periodic reports from our independent public accounting firm and other outside consultants regarding various areas of potential risk, including, among others, those relating to the qualification of the Company as a REIT for tax purposes and our internal controls over financial reporting.

Meetings of the Board of Directors and Committees

During the fiscal year ended December 31, 2010, the board met fifteen times.  Of our independent directors, each of Messrs. Bowler, Kempner and Patton attended all, or 100%, and Mr. Abbasi attended eleven, or 73%, of the board meetings held in 2010.  In addition, each of our independent directors attended all meetings of the committees on which he served during 2010.  Messrs. Behringer and Aisner attended 80% and 93%, respectively, of the board meetings held in 2010.  We encourage our directors to attend our stockholder meetings.  In 2010, all but one of our directors attended the annual meeting of stockholders. Our entire board considers all major decisions concerning our business, including any investments we make.  However, our board has established committees so that certain functions can be addressed in more depth than may be possible at a full board meeting.  The board of directors has established three permanent committees: the Audit Committee; the Compensation Committee; and the Nominating Committee.

Audit Committee.  The Audit Committee consists of independent directors Mr. Abbasi, the chairman, and Messrs. Bowler, Kempner and Patton.  Our board of directors has determined that Mr. Abbasi is an “audit committee financial expert,” as defined by the rules of the SEC.  The Audit Committee’s primary functions are to evaluate and approve the services and fees of our independent registered public accounting firm, to periodically review the independent registered public accounting firm’s independence, and to assist our board of directors in fulfilling its oversight responsibilities by reviewing the financial information to be provided to the stockholders and others, the system of internal controls that management has established and the audit and financial reporting process.

The Audit Committee has adopted a written charter approved by the board of directors, which can be found on the website maintained for us at www.behringerharvard.com.  Each of the members of the Audit Committee is “independent” under NYSE rules, applicable SEC rules and our charter.  During the fiscal year ended December 31, 2010, the Audit Committee met five times.

Compensation Committee.  Our board of directors also has established a Compensation Committee to assist the board of directors in discharging its responsibility in all matters of compensation practices, including any salary and other forms of compensation for our executive officers and our directors.  The Compensation Committee consists of independent directors Mr. Patton, the chairman, and Messrs. Abbasi, Bowler and Kempner.

The primary duties of the Compensation Committee include reviewing all forms of compensation for our executive officers, if we determine to compensate them, and our directors, approving all stock option grants, warrants, stock appreciation rights and other current or deferred compensation payable with respect to the current or future value of our shares and advising the board on changes in compensation.  The Company does not have employment agreements with the executive officers and other key personnel of us, our Advisor and its affiliates.  If we determine to hire employees, our Compensation Committee also would be charged with overseeing our compensation practices with respect to those employees.  Currently, we do not compensate our executive officers, and only our directors who are not employed by us or our affiliates, or by our Advisor or its affiliates, receive compensation for their services to us.  Our executive officers do not have a role in determining the amount of director compensation, and our Compensation Committee has not engaged any compensation consultants to recommend or otherwise determine the amount or form of director compensation.  The Compensation Committee also administers the Behringer Harvard Multifamily REIT I, Inc. Amended and Restated 2006 Incentive Award Plan (the “Incentive Award Plan”).

The Compensation Committee has adopted a written charter approved by the board of directors, which can be found on the website maintained for us at www.behringerharvard.com.  Each of the members of the Compensation Committee is “independent” under NYSE rules, applicable SEC rules and our charter.  The Compensation Committee did not meet during the fiscal year ended December 31, 2010.

Nominating Committee.  The Nominating Committee consists of independent directors Mr. Bowler, the chairman, and Messrs. Abbasi, Kempner and Patton.  The Nominating Committee recommends nominees to serve on our board of directors.  The Nominating Committee has adopted a written charter approved by the board of directors, which can be found on the website maintained for us at www.behringerharvard.com.  Each of the members of the Nominating Committee is “independent” under NYSE rules, applicable SEC rules and our charter.  During the fiscal year ended December 31, 2010, the Nominating Committee met two times.

The Nominating Committee recommends nominees to serve on our board of directors and considers nominees recommended by stockholders if submitted to the committee in accordance with the procedures specified in our bylaws.  Generally, this requires that the stockholder send certain information about the nominee to our corporate secretary between 120 and 150 days prior to the first anniversary of the mailing of notice for the annual meeting held in the prior year.  Because our directors take a critical role in guiding our strategic direction and oversee our management, board candidates must demonstrate broad-based business and professional skills and experiences, concern for the long-term interests of our stockholders, and personal integrity and judgment.  In addition, directors must have time available to devote to board activities and to enhance their knowledge of our industry.  The Nominating Committee is responsible for assessing the appropriate mix of skills and characteristics required of board members in the context of the perceived needs of the board at a given point in time and shall periodically review and recommend for approval by the board any updates to the criteria as deemed necessary.  Diversity in personal background, race, gender, age and nationality for the board as a whole may be taken into account favorably in considering individual candidates.  The Nominating Committee seeks to nominate directors with diverse backgrounds, experiences and skill sets that complement each other so as to maximize the collective knowledge, experience, judgment and skills of the entire board. The Nominating Committee assesses its effectiveness in achieving this goal annually, in part, by reviewing the diversity of the skill sets of the directors and determining whether there are any deficiencies in the board’s collective skill set that should be addressed in the nominating process. The Nominating Committee made such assessment in connection with director nominations for the Annual Meeting and determined that the composition of the current board of directors satisfies its diversity objectives.

The Nominating Committee will evaluate the qualifications of each director candidate against the criteria described above in making its recommendation to the board concerning nominations for election or reelection as a director.  The process for evaluating candidates recommended by our stockholders pursuant to our bylaws will be no different than the process for evaluating other candidates considered by the Nominating Committee.  The nominees to be considered for membership to the board of directors at this Annual Meeting were recommended and nominated by the Nominating Committee and approved by the full board on June 28, 2011.

Communication with Directors

We have established procedures for stockholders or other interested parties to communicate directly with our board of directors.  These parties can contact the board by mail at: Chairman of the Behringer Harvard Multifamily REIT I, Inc. Audit Committee, 5600 W. Lovers Lane, Suite 116, No. 110, Dallas, Texas 75209-4330.  The Chairman of the Audit Committee will receive all communications made by this means and will relay all communications to the board of directors.

Director Compensation

We pay each of our independent directors an annual retainer of $30,000 per year.  In addition, we pay the chairman of our Audit Committee an annual retainer of $10,000 per year and the chairmen of our Compensation and Nominating Committees annual retainers of $5,000 per year.  These retainers will be paid quarterly in arrears.  In addition, we pay each of our independent directors (i) $1,500 for each regular and special meeting of the board or of any committee of the board on which such independent director is a member attended in person or by telephone and (ii) $750 for each unanimous written consent considered by the board or of any committee of the board on which such independent director is a member.   All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors.  If a director also is an employee of us, or an employee of our Advisor or its affiliates, we do not pay compensation for services rendered as a director.

Under our Incentive Award Plan, we issued each of our independent directors, with the exception of Mr. Kempner who was not appointed as a director until 2008, 1,000 shares of restricted common stock on the date he became a director in November 2006 and, after serving as a independent director for one year, another 1,000 shares of restricted common stock in contemplation of a second year of service as a independent director in November 2007.  We have not issued any additional awards under the Incentive Award Plan.

The following table summarizes compensation earned by or paid to the non-employee directors during 2010:

	Fees Earned or Paid in Cash (a)	All Other Compensation	Total
Sami S. Abbasi	$86,000	$—	$86,000
Roger D. Bowler	$85,750	$—	$85,750
Jonathan L. Kempner	$79,500	$—	$79,500
E. Alan Patton	$85,750	$—	$85,750

(a)          This column includes fees earned in 2009 and paid in 2010 in the following amounts:  $19,000 for Mr. Abbasi; $17,750 for Mr. Bowler; $16,500 for Mr. Kempner; and $17,750 for Mr. Patton.

Incentive Award Plan

Our Incentive Award Plan was approved by the board of directors on November 14, 2006 and by the stockholders on November 15, 2006 and amended and restated and approved by the board of directors on March 14, 2008.  The Incentive Award Plan is administered by our Compensation Committee and provides for equity awards to our employees, directors and consultants and those of our Advisor and its affiliates.  The Incentive Award Plan authorizes the grant of non-qualified and incentive stock options, restricted stock awards, restricted stock units, stock appreciation rights, dividend equivalents and other stock-based awards.  A total of 10,000,000 shares have been authorized and reserved for issuance under our Incentive Award Plan. There were no awards issued during 2010, and we currently have no plans to issue any additional awards under the Incentive Award Plan.

Equity Compensation Plan Information

The following table gives information regarding our equity compensation plans as of December 31, 2010:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	—		—	9,994,000
Equity compensation plans not approved by security holders	n/a		n/a	n/a
Total	—	(1)	—	9,994,000	(2)

(1)          Represents options that were granted pursuant to the Incentive Award Plan as of December 31, 2010.

(2)          All shares authorized for issuance pursuant to awards not yet granted under the Incentive Award Plan.

Executive Officers

In addition to Robert M. Behringer and Robert S. Aisner, as of June 27, 2011, the following individuals serve as our executive officers:

Robert J. Chapman, 63, is our President, President of our Advisor and an Executive Vice President and Co-Chief Operating Officer of Harvard Property Trust. Prior to joining Behringer Harvard in September 2007, Mr. Chapman was Executive Vice President and Chief Financial Officer of AMLI Residential Properties Trust, formerly a New York Stock Exchange-listed REIT, from December 1997 to August 2007. In February 2006, AMLI merged into an indirect subsidiary of Morgan Stanley Real Estate’s Prime Property Fund, and the consideration paid for AMLI represented a 20.7% premium over the closing price of its common shares on the last full trading day prior to the public announcement of the merger. Mr. Chapman also served as an independent board member and the audit committee chairman of Behringer Harvard Opportunity REIT I from March 2005 to August 2007. From 1994 to 1997, Mr. Chapman was Managing Director of Heitman Capital Management Corporation. Mr. Chapman served as Managing Director and Chief Financial Officer of JMB Institutional Realty Corporation in 1994 and as Managing Director and Chief Financial Officer of JMB Realty Corporation, where he was employed from 1976 to 1994. From 1972 to 1976, Mr. Chapman was associated with KPMG LLP. Mr. Chapman received a B.B.A. in Accounting in 1970 and an M.B.A. in Finance in 1971 from the University of Cincinnati. Mr. Chapman is a CPA and, when previously affiliated with a broker-dealer, was a FINRA Registered Representative. Mr. Chapman is, or has been, a member of the Association of Foreign Investors in Real Estate, the Mortgage Bankers Association, the National Association of Real Estate Investment Trusts, the National Multi Housing Council, Pension Real Estate Association, the Real Estate Investment Advisory Council, the Urban Land Institute, the International Council of Shopping Centers, the American Institute of Certified Public Accountants and the Illinois CPA Society. Mr. Chapman has served as a Board Member of the National Association of Real Estate Companies and the Real Estate Advisory Council of the University of Cincinnati and is currently an adjunct professor of real estate finance at DePaul University in Chicago.

Mark T. Alfieri, 50, is our Chief Operating Officer and serves as Chief Operating Officer of our Advisor. Mr. Alfieri also serves as Senior Vice President—Real Estate for Harvard Property Trust. Prior to joining Behringer Harvard in May 2006, from January 1999 to April 2006, Mr. Alfieri was Senior Vice President of AMLI Residential Properties Trust, formerly a New York Stock Exchange-listed REIT, where he directed investment activities for the Southwest region. During his seven-year tenure at AMLI Residential Properties Trust, Mr. Alfieri consummated over $1.4 billion in multifamily transactions. From 2000 to 2006, Mr. Alfieri was a member of CEC, AMLI’s senior executive committee. In February 2006, AMLI merged into an indirect subsidiary of Morgan Stanley Real Estate’s Prime Property Fund, and the consideration paid for AMLI represented a 20.7% premium over the closing price of its common shares on the last full trading day prior to the public announcement of the merger.

From 1991 until 1998, Mr. Alfieri was President and Chief Executive Officer of Revest Group, Inc., a regional full service investment company. Revest was engaged in the acquisition and development of multifamily and commercial properties as a sponsor/general partner on behalf of international and domestic private investors. Mr. Alfieri also was president and Chief Executive Officer of Revest Management Services. Revest Management Services fee managed office, ministorage and multifamily properties. Mr. Alfieri graduated from Texas A&M with a Bachelor of Business Administration degree in Marketing. Mr. Alfieri is a licensed Real Estate Broker in the State of Texas. Mr. Alfieri served on the Board of Directors of the National Multi Housing Council from 2002 to 2004 and is a member of the National Multi Housing Council.

Howard S. Garfield, 53, is our Chief Financial Officer, Chief Accounting Officer and Treasurer. In addition, Mr. Garfield serves as Chief Financial Officer, Chief Accounting Officer and Treasurer of our Advisor and our property manager. Mr. Garfield is also Senior Vice President—Finance of Harvard Property Trust, a position he has held since joining Behringer Harvard in February 2009. Prior to joining Behringer Harvard, from April 2008 to February 2009, Mr. Garfield was Senior Vice President—Private Equity Real Estate Funds for Lehman Brothers Holdings Inc., formerly a New York Stock Exchange listed investment banking firm, where he was responsible for accounting and fund administration for certain private equity real estate funds sponsored by Lehman Brother Holdings Inc. From 2006 to April 2008, Mr. Garfield was Executive Vice President and Chief Financial Officer of Homevestors of America, Inc., a privately held franchisor related to reselling single-family homes. From 1998 to 2005, Mr. Garfield was Chief Financial Officer of Hillwood Development Corporation, a privately held real estate company. Mr. Garfield received a Bachelor of Business Administration degree, summa cum laude, from the University of Texas at Austin. Mr. Garfield is a certified public accountant in the State of Texas and a member of the National Association of Real Estate Companies.

Gerald J. Reihsen, III, 52, is our Executive Vice President—Corporate Development & Legal and Assistant Secretary. Mr. Reihsen is also the Executive Vice President—Corporate Development & Legal and Assistant Secretary of our Advisor and serves in these and similar executive capacities with other entities sponsored by Behringer Harvard Holdings, including Behringer Harvard Opportunity REIT I, Behringer Harvard Multifamily REIT II and Behringer Harvard Opportunity REIT II. Mr. Reihsen is also President of Behringer Securities LP (“Behringer Securities”), the dealer manager of our initial public offering and an affiliate of our Advisor.

For over 20 years, Mr. Reihsen’s business and legal background has centered on sophisticated financial and transactional matters, including commercial real estate transactions, real estate partnerships, and public and private securities offerings. Prior to joining Behringer Harvard in 2001, for the period from 1985 to 2000, Mr. Reihsen practiced as an outside corporate securities attorney. After serving from 1986 to 1995 in the corporate department of Gibson, Dunn & Crutcher, a leading international commercial law firm, Mr. Reihsen established his own firm, Travis & Reihsen, where he served as a corporate/securities partner until 1998. In 1998, Mr. Reihsen became the lead partner in the corporate/securities section of the law firm Novakov Davis, where he served until 2000. In 2000, Mr. Reihsen practiced law as a principal of Block & Balestri, a corporate and securities law firm. In 2000 and 2001, Mr. Reihsen was employed as the Vice President—Corporate Development and Legal of Xybridge Technologies, Inc., a telecommunications software company that Mr. Reihsen helped guide through venture funding, strategic alliances with international telecommunications leaders and its ultimate sale to Zhone Technologies, Inc.

Mr. Reihsen holds FINRA Series 7, 24, 27 and 63 registrations. Mr. Reihsen received a Bachelor of Arts degree, magna cum laude, from the University of Mississippi and a Juris Doctorate degree, cum laude, from the University of Wisconsin.

Gary S. Bresky, 44, is our Executive Vice President. Mr. Bresky is also the Executive Vice President of our Advisor and has served in this and similar executive capacities with other entities sponsored by Behringer Harvard Holdings, including Behringer Harvard Multifamily REIT II, Behringer Harvard Opportunity REIT I, and Behringer Harvard Opportunity REIT II.

Mr. Bresky has been active in commercial real estate and related financial activities for over 15 years. Prior to joining Behringer Harvard in 2002, Mr. Bresky served as a Senior Vice President of Finance with Harvard Property Trust, Inc. from 1997 to 2001. In this capacity, Mr. Bresky was responsible for directing all accounting and financial reporting functions and overseeing all treasury management and banking functions for the company. Mr. Bresky also was integral in analyzing deal and capital structures as well as participating in all major decisions related to any acquisition or sale of assets.

From 1995 until 1996, Mr. Bresky worked in the Real Estate Group at Coopers & Lybrand LLP in Dallas, Texas, where he focused on finance and accounting for both public and private real estate investment trusts. His experience included conducting annual audits, preparing public securities reporting compliance filings and public real estate securities registration statements for his clients. From 1989 to 1994, Mr. Bresky worked with Ten West Associates, Ltd. and Westwood Financial Corporation in Los Angeles, California as a real estate analyst and asset manager for two commercial real estate portfolios totaling in excess of $185 million. From 1988 until 1989, Mr. Bresky worked as an analysts’ assistant for both Shearson-Lehman Bros., Inc. and Hambrecht and Quist Inc. assisting brokers in portfolio management. Mr. Bresky holds FINRA Series 7, 24, 27 and 63 registrations. Mr. Bresky received a Bachelor of Arts degree from the University of California—Berkeley and a Masters of Business Administration degree from the University of Texas at Austin.

M. Jason Mattox, 35, is our Executive Vice President. Mr. Mattox also serves as an Executive Vice President of our Advisor and has served in these and similar executive capacities with other entities sponsored by Behringer Harvard Holdings, including Behringer Harvard REIT I, Behringer Harvard Opportunity REIT I, Behringer Harvard Multifamily REIT II and Behringer Harvard Opportunity REIT II.

From 1997 until joining Behringer Harvard in 2002, Mr. Mattox served as a Vice President of Harvard Property Trust, Inc. and became a member of its Investment Committee in 1998. From 1999 until 2001, Mr. Mattox served as Vice President of Sun Resorts International, Inc., a recreational property investment company, coordinating marina acquisitions throughout the southern United States and the U.S. Virgin Islands. From 1999 until 2001, in addition to providing services related to investing, acquisition, disposition and operational activities, Mr. Mattox served as an asset manager with responsibility for over one million square feet of Harvard Property Trust, Inc.’s commercial office assets in Texas and Minnesota, overseeing property performance, management offices, personnel and outsourcing relationships.

Mr. Mattox is a continuing member of the Building Owners and Managers Association and the National Association of Industrial and Office Properties. Mr. Mattox holds FINRA Series 7, 24 and 63 registrations. Mr. Mattox received a Bachelor of Business Administration degree, with honors, and a Bachelor of Science degree, cum laude, from Southern Methodist University.

Executive Compensation

Our executive officers do not receive compensation from us for services rendered to us.  Our executive officers are also officers of our Advisor and its affiliates and are compensated by these entities, in part, for their services to us.  We neither separately compensate our executive officers nor reimburse our Advisor for any compensation paid to their employees who also serve as our executive officers, other than through the general fees and expense reimbursements we pay to them under the advisory management agreement.  As a result, we do not have, and our Compensation Committee has not considered, a compensation policy or program for our executive officers and have not included a “Compensation Discussion and Analysis,” or Compensation Committee report, in this Proxy Statement.  See “Certain Transactions” below for a discussion of the fees paid to and services provided by our Advisor and its affiliates.

If we determine to compensate our named executive officers in the future, the Compensation Committee will review all forms of compensation and approve all stock option grants, warrants, stock appreciation rights and other current or deferred compensation payable with respect to the current or future value of our shares.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee served as an officer or employee of the Company or any of our subsidiaries during the fiscal year ended December 31, 2010 or formerly served as an officer of the Company or any of our subsidiaries.  In addition, during the fiscal year ended December 31, 2010, none of our executive officers served as a director or member of a compensation committee (or any other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers or directors serving as a member of our board of directors or Compensation Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires each director, officer and individual beneficially owning more than 10% of a registered security of the Company to file with the SEC, within specified time frames, initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 and 5) of common stock of the Company. These specified time frames require the reporting of changes in ownership within two business days of the transaction giving rise to the reporting obligation.  Reporting persons are required to furnish us with copies of all Section 16(a) forms filed with the SEC. Based solely on a review of the copies of such forms furnished to the Company during and with respect to the fiscal year ended December 31, 2010, or written representations that no additional forms were required, the Company believes all required Section 16(a) filings were timely and correctly made by reporting persons during 2010.

OWNERSHIP OF EQUITY SECURITIES

The following table shows, as of June 27, 2011, the amount of our common stock beneficially owned (unless otherwise indicated) by:  (1) any person who is known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock; (2) our directors; (3) our executive officers; and (4) all of our directors and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Common Stock Beneficially Owned (1)	Percentage of Class
Robert M. Behringer(2)(3)	37,246	*
Robert S. Aisner(3)(4)	6,139	*
Sami S. Abbasi(3)	2,000	*
Roger D. Bowler(3)	4,000	*
Jonathan L. Kempner(3)	—	—
E. Alan Patton(3)	5,000	*
Robert J. Chapman(3)(5)	12,277	*
Mark T. Alfieri(3)	6,139	*
Gerald J. Reihsen, III(3)(6)	6,139	*
Howard S. Garfield(3)	—	—
Gary S. Bresky(3)(7)	3,069	*
M. Jason Mattox(3)(8)	1,228	*
All current directors and executive officers as a group (12 persons)	83,237	*

*        Represents less than 1% of the outstanding shares of our common stock.

(1)      For purposes of calculating the percentage beneficially owned, the number of shares of common stock deemed outstanding includes approximately 135,994,736 shares of common stock outstanding as of June 27, 2011; it does not include 1,000 shares of convertible stock owned by our Advisor.  Beneficial ownership is determined in accordance with SEC rules that deem shares to be beneficially owned by any person or group with voting and investment power with respect to such shares.

(2)      Includes 24,969 shares of common stock owned by Behringer Harvard Holdings but does not include 1,000 shares of convertible stock owned by our Advisor, an indirect subsidiary of Behringer Harvard Holdings.  As of June 27, 2011, Mr. Behringer controlled the disposition of approximately 40% of the outstanding limited liability company interests and the voting of 85% of the outstanding limited liability company interests of Behringer Harvard Holdings.

(3)      The address of Messrs. Behringer, Aisner, Abbasi, Bowler, Kempner, Patton, Chapman, Alfieri, Garfield, Reihsen, Bresky and Mattox is c/o Behringer Harvard Multifamily REIT I, Inc., 15601 Dallas Parkway, Suite 600, Addison, Texas 75001.

(4)      Does not include 24,969 shares of common stock owned by Behringer Harvard Holdings, of which Mr. Aisner controls the disposition of 4% of the limited liability company interests, or 1,000 shares of convertible stock owned by our Advisor, an indirect subsidiary of Behringer Harvard Holdings.  Mr. Behringer has the right to vote Mr. Aisner’s interest in Behringer Harvard Holdings.

(5)      Does not include 24,969 shares of common stock owned by Behringer Harvard Holdings, of which Mr. Chapman controls the disposition of 1% of the limited liability company interests, or 1,000 shares of convertible stock owned by our Advisor, an indirect subsidiary of Behringer Harvard Holdings.  Mr. Behringer has the right to vote Mr. Chapman’s interest in Behringer Harvard Holdings.

(6)      Does not include 24,969 shares of common stock owned by Behringer Harvard Holdings, of which Mr. Reihsen controls the disposition of 4.5% of the limited liability company interests, or 1,000 shares of convertible stock owned our Advisor, an indirect subsidiary of Behringer Harvard Holdings.  Mr. Behringer has the right to vote Mr. Reihsen’s interest in Behringer Harvard Holdings.

(7)      Does not include 24,969 shares of common stock owned by Behringer Harvard Holdings, of which Mr. Bresky controls the disposition of 3% of the limited liability company interests, or 1,000 shares of convertible stock owned by our Advisor, an indirect subsidiary of Behringer Harvard Holdings.  Mr. Behringer has the right to vote Mr. Bresky’s interest in Behringer Harvard Holdings.

(8)      Does not include 24,969 shares of common stock owned by Behringer Harvard Holdings, of which Mr. Mattox controls the disposition of 1.5% of the limited liability company interests, or 1,000 shares of convertible stock owned by our Advisor, an indirect subsidiary of Behringer Harvard Holdings.  Mr. Behringer has the right to vote Mr. Mattox’s interest in Behringer Harvard Holdings.

AUDIT COMMITTEE REPORT

The Audit Committee reviews our financial reporting process on behalf of the board of directors.  Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

In this context, the Audit Committee has met and held discussions with management and Deloitte & Touche LLP, the Company’s independent registered public accounting firm, regarding the fair and complete presentation of the Company’s results.  The Audit Committee has discussed significant accounting policies applied by the Company in its audited financial statements, as well as alternative treatments.  Management represented to the Audit Committee that the Company’s audited financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the audited financial statements with management and the Company’s independent registered public accounting firm.  The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, the Audit Committee has discussed with the Company’s independent registered public accounting firm its independence from the Company and its management, including our Advisor and its affiliates, including the matters in the written disclosures and the letter provided to the Audit Committee by the independent registered public accounting firm, as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence.  The Audit Committee has concluded that the independent registered public accounting firm is independent from the Company.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for its audit.  The Audit Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of its examination, the evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, on March 22, 2011, the Audit Committee recommended to the board of directors, and the board then approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and filed the Form 10-K with the SEC on March 25, 2011.  In addition, the Audit Committee has selected, and the board of directors has ratified the selection of, the Company’s independent registered public accounting firm.  The following independent directors, who constitute all of the Audit Committee, provide the foregoing report.

AUDIT COMMITTEE:

Sami S. Abbasi, Chairman
Roger D. Bowler
Jonathan L. Kempner
E. Alan Patton

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under either Act.

Independent Registered Public Accounting Firm

Deloitte & Touche LLP (“Deloitte”) has served as our independent registered public accounting firm since November 14, 2006.  Our management believes that Deloitte is knowledgeable about our operations and accounting practices and is well qualified to act as our independent registered public accounting firm.  The Audit Committee may, however, select new auditors at any time in the future in its discretion if it deems such decision to be in our best interests.  Any such decision would be disclosed to the stockholders in accordance with applicable securities laws.

Representatives of Deloitte have been invited and are expected to be present at the Annual Meeting.  They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Audit and Other Fees

The following table presents fees for professional services rendered by Deloitte, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”) for the audits of our annual financial statements for the years ended December 31, 2010 and 2009:

	2010	2009
Audit Fees (a)	$500,000	$573,000
Audit-Related Fees (b)	408,000	192,078
Tax Fees (c)	27,000	11,000
All Other Fees	—	—
Total Fees	$935,000	$776,078

(a)          Audit fees consist principally of fees for the audit of our annual consolidated financial statements and review of our consolidated financial statements included in our quarterly reports on Form 10-Q.

(b)         Audit-related fees consist of professional services performed in connection with a review of our financial statements that were included in the registration statements, as amended, for the public offerings of our common stock audits and reviews of historical financial statements for property acquisitions (including compliance with the requirements of Rules 3-05, 3-06, 3-09 or 3-14) and Sarbanes-Oxley Act, Section 404 advisory services.

(c)          Tax fees consist principally of assistance with matters related to tax compliance, tax planning and tax advice.

The Audit Committee considers the provision of these services to be compatible with maintaining the independence of Deloitte & Touche.

Audit Committee’s Pre-Approval Policies and Procedures

The Audit Committee must approve any fee for services to be performed by the Company’s independent registered public accounting firm in advance of the service being performed. For proposed projects using the services of the Company’s independent registered public accounting firm that are expected to cost under $25,000, the Audit Committee will be provided information to review and must approve each project prior to commencement of any work.  For proposed projects using the services of the Company’s independent registered public accounting firm that are expected to cost $25,000 and over, the Audit Committee will be provided with a detailed explanation of what is being included and asked to approve a maximum amount for specifically identified services in each of the following categories: (a) audit fees; (b) audit-related fees; (c) tax fees; and (d) all other fees for any services allowed to be performed by the independent registered public accounting firm.  If additional amounts are needed, the Audit Committee must approve the increased amounts prior to the previously approved maximum being reached and before the additional work may continue.  Approval by the Audit Committee may be granted at its regularly scheduled meetings or otherwise, including by telephonic or other electronic communications.  The Company will report the status of the various types of approved services and fees, and cumulative amounts paid and owed, to the Audit Committee on a regular basis.

The Audit Committee approved all of the services provided by, and fees paid to, Deloitte & Touche during the years ended December 31, 2010 and 2009.

CERTAIN TRANSACTIONS

Policies and Procedures with Respect to Related Party Transactions

We do not currently have written formal policies and procedures for the review, approval or ratification of transactions with related persons, as defined by Item 404 of Regulation S-K of the Exchange Act. Under that definition, transactions with related persons are transactions in which we were or are a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest. Related parties include any executive officers, directors, director nominees, beneficial owners of more than 5% of our voting securities, immediate family members of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is employed and in which such person has 10% or greater beneficial ownership interest.

Our charter, however, contains provisions setting forth our ability to engage in certain transactions. Our board reviews all of these transactions as well as any related party transactions. As a general rule, any related party transaction must be approved by a majority of the directors not otherwise interested in the transaction.  In determining whether to approve or authorize a particular related party transaction, these directors will consider whether the transaction between us and the related party is fair and reasonable to us and has terms and conditions no less favorable to us than those available from unaffiliated third parties.

We believe that our general policies and procedures regarding related party transactions are evidenced by the disclosures in our current and prior proxy statements under the caption “Certain Transactions.” We may in the future adopt written policies and procedures regarding related party transactions.

Related Party Transactions

We have no employees and are supported by related party service agreements.  Our Advisor and certain of its affiliates have earned fees and compensation in connection with each of our offerings and earn fees and compensation in connection with the acquisition, debt financing, management and sale of our assets.

We are dependent on our Advisor, Behringer Securities and Behringer Harvard Multifamily Management Services, LLC (“BHM Management”), our property manager and an affiliate of our Advisor, for certain services that are essential to us, including the sale of shares of our common stock, asset acquisition and disposition decisions, property management and leasing services and other general administrative responsibilities. In the event that these companies become unable to provide us with the respective services, we would be required to obtain such services from other sources.

Our advisory management agreement, as it has been amended and restated, has a termination date of July 1, 2012 and may be renewed with the consent of each party for an unlimited number of successive one-year terms.  The board of directors has a duty to evaluate the performance of our Advisor annually before the parties can agree to renew the agreement.

Subject to the deferral described below, we are required to reimburse our Advisor for organization and offering expenses related to a public offering of shares (other than pursuant to a distribution reinvestment plan) and any organization and offering expenses previously advanced by our Advisor related to a prior offering of shares to the extent not previously reimbursed by us out of proceeds from the prior offering (“O&O Reimbursement”).  However, our Advisor is obligated to reimburse us after the completion of the public offering to the extent that O&O Reimbursement paid by us exceeds 1.5% of the gross proceeds of the completed public offering. Our reimbursement of organization and offering expenses related to subsequent public offerings of shares also will not be capped as of the date of reimbursement, unless the terms are amended by the parties.

For the year ended December 31, 2010, we incurred O&O Reimbursement of approximately $6.5 million.  As of December 31, 2010, the amount by which our O&O Reimbursement exceeded 1.5% of the gross proceeds of our initial public offering was approximately $9.3 million.  We did not incur any O&O Reimbursement during the three months ended March 31, 2011.  As of March 31, 2011, the amount by which our O&O Reimbursement exceeded 1.5% of the gross proceeds of our Initial Public Offering was approximately $7.2 million.

In November 2010, our Advisor agreed to defer our obligation to pay the O&O Reimbursement until March 31, 2011, in March 2011 agreed to extend the deferral date to June 30, 2011 and in May 2011 agreed to extend the deferral to September 2, 2011. Based on our review of projected gross proceeds from our initial public offering, considering that our board of directors has approved ending our initial public offering by no later than July 31, 2011 (although processing of subscriptions may continue through the last date we may legally accept subscriptions), we have limited the amount of O&O Reimbursement accruals to amounts we currently expect to have to disburse. As of March 31, 2011, $2.7 million of O&O Reimbursement was accrued and unpaid. As of March 31, 2011, our Advisor had incurred expenses related to the offering totaling $26.2 million, of which approximately $3.7 million has not been recognized by us as offering costs.

Behringer Securities receives selling commissions of up to 7% of gross offering proceeds before reallowance of commissions earned by participating broker-dealers.  In connection with our initial public offering, up to 2.5% of gross proceeds before reallowance to participating broker-dealers are paid to Behringer Securities as a dealer manager fee. No selling commissions or dealer manager fee is paid on purchases made pursuant to our dividend reinvestment plan.  In our initial public offering, Behringer Securities reallows all of its commissions to participating broker-dealers and reallows a portion of its dealer manager fee of up to 2.0% of the gross offering proceeds to be paid to such participating broker-dealers; provided, however, that Behringer Securities may reallow, in the aggregate, no more than 1.5% of gross offering proceeds for marketing fees and expenses, bona fide training and educational meetings and non-itemized, non-invoiced due diligence efforts, and no more than 0.5% of gross offering proceeds for bona fide, separately invoiced due diligence expenses incurred as fees, costs and other expenses from third parties.

The following presents the components of our sale of common stock, net related to our initial public offering (amounts in millions):

Sale of common stock	2010	January 1, 2011 — March 31, 2011
Gross proceeds	$444.7	$105.2
Less offering costs:
O&O Reimbursement	(6.5)	—
Dealer manager fees	(11.1)	(2.6)
Selling commissions	(29.7)	(7.2)
Other	—	—
Total offering costs	(47.3)	(9.8)
Sale of common stock, net	$397.4	$95.4

Our Advisor and its affiliates receive acquisition and advisory fees of 1.75% of (1) the contract purchase price paid or allocated in respect of the development, construction or improvement of each asset acquired directly by us, including any debt attributable to these assets, or (2) when we make a joint venture investment with another party, our pro rata share of the gross asset value of real estate investments. Our Advisor and its affiliates also received 1.75% of the funds advanced in respect of a loan or other investment.

Our Advisor receives a non-accountable acquisition expense reimbursement in the amount of 0.25% of (a) funds advanced in respect of a loan or other investment, and (b) the funds paid for purchasing an asset, including any debt attributable to the asset, plus 0.25% of the funds budgeted for development, construction or improvement in the case of assets that we acquire and intend to develop, construct or improve. We will also pay third parties, or reimburse our Advisor, for any investment-related expenses due to third parties in the case of a completed investment, including, but not limited to, legal fees and expenses, travel and communication expenses, costs of appraisals, accounting fees and expenses, third-party brokerage or finder’s fees, title insurance, premium expenses and other closing costs.  In addition, to the extent our Advisor or its affiliates directly provide services formerly provided or usually provided by third parties, including without limitation accounting services related to the preparation of audits required by the SEC, property condition reports, title services, title insurance, insurance brokerage or environmental services related to the preparation of environmental assessments in connection with a completed investment, the direct employee costs and burden to our Advisor of providing these services are acquisition expenses for which we reimburse our Advisor.  In addition, acquisition expenses for which we reimburse our Advisor include any payments made to (1) a prospective seller of an asset, (2) an agent of a prospective seller of an asset, or (3) a party that has the right to control the sale of an asset intended for investment by us that are not refundable and that are not ultimately applied against the purchase price for such asset.  Except as described above with respect to services customarily or previously provided by third parties, our Advisor is responsible for paying all of the expenses it incurs associated with persons employed by the Advisor to the extent dedicated to making investments for us, such as wages and benefits of the investment personnel.  Our Advisor is also responsible for paying all of the investment-related expenses that we or our Advisor incurs that are due to third parties or related to the additional services provided by our Advisor as described above with respect to investments we do not make, other than certain non-refundable payments made in connection with any acquisition.

Our Advisor will be responsible, and we have no obligation, for paying all of the expenses it incurs associated with persons employed by our Advisor to the extent dedicated to making investments for us, such as wages and benefits of the investment personnel.  Our Advisor will also be responsible, and we have no obligation, for paying all of the investment-related expenses that we or our Advisor incurs that are due to third parties with respect to investments we do not make.

For the year ended December 31, 2010, our Advisor earned acquisition and advisory fees, including the acquisition expense reimbursement, of approximately $11.2 million.  Approximately $3.2 million of this amount was capitalized to investments in unconsolidated real estate joint ventures. No acquisition and advisory fees were incurred for the three months ended March 31, 2011.

Our Advisor receives debt financing fees of 1% of the amount available to us under debt financing which was originated, assumed or refinanced by or for us. Our Advisor may pay some or all of these fees to third parties with whom it subcontracts to coordinate financing for us. For the year ended December 31, 2010, our Advisor earned debt financing fees of approximately $2.6 million.  For the three months ended March 31, 2011, our Advisor earned debt financing fees of approximately $0.1 million.

Property management services are provided by BHM Management and its affiliates through a property management agreement. The property management agreement expires on November 21, 2012, but if neither we nor BHM Management gives written notice of termination at least thirty days prior to the expiration date, then it will automatically continue for consecutive two-year periods. The property management agreement also provides that, in the event we terminate the advisory management agreement with our Advisor, BHM Management will have the right to terminate the agreement upon at least thirty days prior written notice.

Property management fees are equal to 3.75% of gross revenues. In the event that we contract directly with a non-affiliated third-party property manager in respect to a property, we will pay BHM Management or its affiliates an oversight fee equal to 0.5% of gross rental revenues of the property managed. In no event will we pay both a property management fee and an oversight fee to BHM Management or its affiliates with respect to a particular property. We will reimburse the costs and expenses incurred by BHM Management on our behalf, including fees and expenses of apartment locators and third-party accountants, the wages and salaries and other employee-related expenses of all on-site employees of BHM Management and other out-of-pocket expenses that are directly related to the management of specific properties.

The property management agreement applies to properties for which we have control over the selection of property management.  As of March 31, 2011, 29 multifamily communities, including those in which we hold interests through a joint venture with our un affiliated third-party partner, were managed under the property management agreement.  For the year ended December 31, 2010, BHM Management or its affiliates earned property management fees of $0.7 million.  For the three months ended March 31, 2011, BHM Management or its affiliates earned property management fees, net of expenses to third parties, of $0.6 million.

On May 12, 2011, we entered into a letter agreement with BHM Management, pursuant to which our property manager waived its right to seek reimbursement from us for its operating expenses with respect to those off-site personnel who spend a portion of their time (and are not dedicated to a sole project) performing work with respect to a project or projects on behalf of BHM Management.

Through July 1, 2010, our Advisor received a monthly asset management fee of one-twelfth of 0.75% of the higher of the cost of investment or value of the investment as of the last day of the preceding month.  However, beginning July 1, 2010, in order to provide more support for our distributions, our Advisor agreed to revise the asset management fee so that the amount of the fee is dependent upon our performance with respect to reaching a modified funds from operations or MFFO (as used in our periodic reports filed with the SEC) coverage amount per quarter of fifteen cents per share of our common stock (equivalent to an annualized sixty cents per share).  As modified, the asset management fee is be a monthly fee equal to one-twelfth of the “Applicable Asset Management Fee Percentage” of the sum of the higher of the cost or value of such assets.

Effective July 1, 2010, the Applicable Asset Management Fee Percentage was 0.50%, reduced from 0.75% prior to that time.  The percentage will increase to 0.75% following two consecutive fiscal quarters during which our MFFO, for each such fiscal quarter equals or exceeds 80% of the MFFO coverage amount described above.  The percentage will increase further to 1.0% following two consecutive fiscal quarters during which our MFFO for each such fiscal quarter equals or exceeds 100% of such MFFO coverage amount.  Finally, the percentage will return to 0.75% upon the first day following the fiscal quarter during which our Advisor has, since July 1, 2010, earned asset management fees equal to the amount of asset management fees our Advisor would have earned if the Applicable Asset Management Fee Percentage had been 0.75% every day since July 1, 2010.  Once the Applicable Asset Management Fee Percentage increases above the 0.50% described above, it will not decrease during the term of the agreement, except as described in the fourth sentence, regardless of our MFFO in any subsequent period.  In no event will our Advisor receive more than the asset management fee at the 0.75% rate originally contracted for, but will be at risk for up to one-third of those fees and incentivized to grow our MFFO.

For the year ended December 31, 2010 and for the three months ended March 31, 2011, our Advisor earned asset management fees of approximately $5.2 million and $1.5 million, respectively.

We will pay a development fee to our Advisor in an amount that is usual and customary for comparable services rendered to similar projects in the geographic market of the project; provided, however, we will not pay a development fee to an affiliate of our Advisor if our Advisor or any of its affiliates elects to receive an acquisition and advisory fee based on the cost of such development. Our Advisor has earned no development fees since our inception.

As part of our reimbursement of operating expenses, we reimburse our Advisor for any direct expenses and costs of salaries and benefits of persons employed by our Advisor performing advisory services for us, provided, however, that we will not reimburse our Advisor for personnel employment costs incurred by our Advisor in performing services under the Advisory Management Agreement to the extent that the employees perform services for which the Advisor receives a separate fee other than with respect to acquisition services formerly provided or usually provided by third parties. We also do not reimburse our Advisor for the salary or other compensation of any of our executive officers. In accordance with the Statement of Policy Regarding Real Estate Investment Trusts published by the North American Securities Administrators Association, also known as the NASAA REIT Guidelines, our charter requires that we monitor our total operating expenses (as defined in our charter) on a trailing twelve-month basis.  Our charter defines the following terms and requires that our Total Operating Expenses (“TOE”) are deemed to be excessive if at the end of any quarter they exceed for the prior trailing twelve month period the greater of 2% of our Average Invested Assets (“AIA”) or 25% of our Net Income (“NI”); provided that our board of directors may decide to reimburse our Advisor for expenses in excess of this limitation if a majority of our independent directors determines that such excess expenses are justified based on unusual and non-recurring factors.  For the trailing twelve months ended March 31, 2011, we were in compliance with our charter requirements related to TOE.

Included in general and administrative expenses are accounting and legal personnel costs incurred on our behalf by our Advisor for the year ended December 31, 2010 and the three months ended March 31, 2011 of approximately $2.2 million and $0.5 million, respectively.

Additional Information

Householding

With the consent of affected stockholders, the SEC permits us to send a single copy of our Annual Report and this Proxy Statement to any household at which two or more stockholders reside if they appear to be members of the same family.  Each stockholder continues to receive a separate proxy card.  The procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing costs.  Only one copy of this Proxy Statement and our Annual Report will be sent to certain stockholders who share a single address, unless any stockholder residing at that address has given contrary instructions.

We will promptly deliver, upon written or oral request, a separate copy of this Proxy Statement and our Annual Report to a stockholder at a shared address to which a single copy of the documents was delivered.  If any stockholder residing at such an address desires at this time to receive a separate copy of this Proxy Statement and our Annual Report or if any such stockholder wishes to receive a separate proxy statement and annual report in the future, the stockholder should contact the Investment Services Department by phone at 866.655.3650, or by mail at Behringer Harvard Multifamily REIT I, Inc., Attn: Investment Services, 15601 Dallas Parkway, Suite 600, Addison, Texas 75001.  Likewise, if any stockholder residing at one household currently receives multiple copies of these documents and would like to receive one set in the future, please contact us.

Stockholder Proposals

The rules promulgated by the SEC require that any proposal by a stockholder for inclusion in the proxy materials for the 2012 Annual Meeting of Stockholders must be received by us no later than March 22, 2012.  However, if we hold our 2012 Annual Meeting before August 23, 2012 or after October 22, 2012, a stockholder nomination or proposal to be considered at the 2012 Annual Meeting must be received by us not earlier than the 120th day prior to the date of the 2012 Annual Meeting and not later than the close of business on the later of the 90th day prior to the date of the 2012 Annual Meeting or the 10th day following the day on which disclosure of the date of the 2012 Annual Meeting is first made.

In addition, nominations by stockholders of candidates for director or proposals of other business by stockholders not intended to be included in our proxy materials must be submitted in accordance with our bylaws.  Our bylaws currently provide that, in order for a stockholder to bring any business or nominations before the Annual Meeting of Stockholders, certain conditions set forth in Section 2.13 of our bylaws must be complied with, including, but not limited to, delivery of notice, not less than 120 days nor more than 150 days prior to the first anniversary of the mailing of the notice for the Annual Meeting held in the prior year.  Accordingly, under our current bylaws, a stockholder nomination or proposal intended to be considered at the 2012 Annual Meeting of Stockholders must be received by us no earlier than February 21, 2012 and not later than March 22, 2012.  Our Secretary will provide a copy of our bylaws upon written request and without charge.

Stockholder Communications

We have adopted a process for stockholders to send communications to our board.  A description of the manner in which stockholders can send such communications appears above under “Communication with Directors” and can also be found on the website maintained for us at www.behringerharvard.com.

OTHER MATTERS

We are not aware of any other matter to be presented for action at the Annual Meeting other than those mentioned in the Notice of Annual Meeting of Stockholders and referred to in this Proxy Statement.

BY ORDER OF THE BOARD OF DIRECTORS,

Daniel J. Rosenberg
Secretary

BEHRINGER HARVARD MULTIFAMILY REIT I, INC.

PO Box 55909

Boston MA 02205-5909

Proxy Voting Card

Your Proxy Vote is Important!

Vote by Internet

Please go to the electronic voting site at www.eproxy.com/bhl. Follow the simple instructions that appear on your computer screen. If you vote by internet, you do not have to return your proxy card.

Vote by Telephone

Please call us toll free at 1-866-977-7699, and follow the instructions provided. If you vote by telephone, you do not have to return your proxy card.

Vote by Mail

Mark, sign and date your proxy card and return it promptly in the enclosed postage paid envelope.

If Voting by Mail

Remember to sign and date the form below. Please ensure the address to the right shows through the window of the enclosed postage paid return envelope.

The votes entitled to be cast by the stockholder will be cast as directed by the stockholder.  If this proxy is executed but no direction is given, the votes entitled to be cast by the stockholder will be cast “FOR ALL” nominees in Proposal 1.  The votes entitled to be cast by the stockholder will be cast in the discretion of the proxy holder on any other matter that may properly come before the meeting or any adjournment or postponement thereof.

THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND A VOTE “FOR ALL”

1.Election of Directors	For	Withhold	For All
	All	All	Except*
Nominees:	☐	☐	☐
(01) Robert M. Behringer
(02) Robert S. Aisner
(03) E. Alan Patton
(04) Roger D. Bowler
(05) Sami S. Abbasi
(06) Jonathan L. Kempner

* To withhold authority to vote for any individual nominee(s), write the number of the nominee(s) in the box to the right.

NOTE: Please sign as name appears hereon. Joint owner signature required only if notice has been given to the Secretary of the Company that the signature of a single joint tenant or tenant in common owner is not sufficient to bind all owners. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature	Date

Signature	Date

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS FOR ANNUAL MEETING OF STOCKHOLDERS:

The Proxy Statement and 2010 Annual Report to Stockholders are available at http://www.behringerharvard.com/proxy

ELECTRONIC DELIVERY OF PROXY MATERIALS

Sign up to receive the 2011 Annual Report to Stockholders and proxy materials via the Internet rather than by mail. To sign up for this optional service, visit www.eproxy.com/bh1. When the materials are available, we will send you an e-mail with instructions that will enable you to receive these materials electronically.

YOUR VOTE IS IMPORTANT!

You can authorize a proxy in one of the three ways:

1. Vote by Telephone: Call toll-free 1-866-977-7699 on a touch-tone telephone and follow the instructions on the reverse side. There is no charge to you for this call.

2. Vote by Internet: www.eproxy.com/bh1. Follow the instructions provided there.

3. Vote by Mail: Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

Your   Internet or  telephone  vote   authorizes  the  named   proxies to  vote  your   shares   in  the  same   manner as  if  you  marked,   signed  and returned your proxy card. If you authorize your proxy by Internet or telephone, you do not need to mail back your proxy card.

PROXY

BEHRINGER HARVARD MULTIFAMILY REIT I, INC.

Annual Meeting of Stockholders - September 22, 2011

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned stockholder hereby appoints Gerald J. Reihsen, III, Howard S. Garfield, M. Jason Mattox, and Daniel J. Rosenberg, or any of them individually, and each of them, with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Behringer Harvard Multifamily REIT I, Inc. common stock that the undersigned is entitled to vote as of the record date and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held at the offices of the Company, 15601 Dallas Parkway, Suite 600, Addison, Texas, on September 22, 2011 at 12:00 p.m. central time, or at any adjournment or postponement thereof, with all powers that the undersigned would possess if present at the meeting.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the accompanying proxy statement, and revokes any proxy heretofore given with respect to such meeting. When shares are held by  joint tenants or tenants in common, the signature of one shall bind all unless the Secretary of the Company is given written notice to the contrary and furnished with a copy of the instrument of order that so provides. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by an authorized person.

YOUR VOTE IS IMPORTANT! PLEASE SIGN, DATE, AND RETURN

YOUR PROXY CARD TODAY